UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549


SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.  )*

BW/IP, INC.
---------------------------------------------------------------
(Name of Issuer)

COMMON STOCK
-----------------------------------------------
(Title of Class of Securities)

056044100
-----------------------------
(CUSIP Number)


Check the following box if a fee is being paid with this statement (X). (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------------------------------------
1 NAME OF REPORTING PERSONS.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON

THOMPSON, SIEGEL & WALMSLEY, INC.
IRS# 54-0854396
------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*

(a) /  /
(b) /  /
------------------------------------------------------------------------------
3 SEC USE ONLY
------------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION
5000 MONUMENT AVENUE, RICHMOND, VA
23230
------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED	BY EACH
REPORTING PERSON WITH

5	SOLE VOTING POWER

		0		0%
------------------------------------------------------
6	SHARED VOTING POWER

		0		0%
------------------------------------------------------
7	SOLE DISPOSITIVE POWER

		0		0%
------------------------------------------------------
8	SHARED DISPOSITIVE POWER

		Not Applicable
------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON

0 Shares
------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW
(9) EXCLUDES CERTAIN SHARES*

Not Applicable
------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY
AMOUNT IN ROW 9

0%
------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
IA 	INVESTMENT ADVISOR
------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.		SECURITY AND ISSUER

(a) Name of Issuer:
BW/IP, INC.

(b) Address of Issuer's Principal Offices:
200 Oceangate Gate Blvd
Suite 900
Long Beach, CA 90802

ITEM 2.		IDENTITY AND BACKGROUND

	(a) Name of Person Filing:

		THOMPSON, SIEGEL & WALMSLEY, INC.

	(b) Address of Principal Office:

		5000 MONUMENT AVENUE
		RICHMOND, VA  23230

	(c) Citizenship:

Thompson, Siegel & Walmsley, Inc. is a
Virginia Corporation

	(d) Title of Class of Security:

		Common Stock

	(e) CUSIP#:  056044100


ITEM 3.	IF THIS STATEMENT IS FILED
PURSUANT TO RULE 13D-1 (B) OR 13D-2
(B), CHECK WHETHER THE  PERSON
FILING IS A:

(e)   __X__ Investment Adviser registered under section
203 of the Investment Advisers Act of 1940.

ITEM 4.		OWNERSHIP

	(a) Amount Beneficially Owned:	0

	(b) Percent of Class: 0% Based upon 0 shares outstanding

	(c) Number of Shares as to which such person has:

(i) Sole power to vote or to direct the
vote:			   0
(ii) Shared power to vote or to direct the
vote:			   0
(iii) Sole power to dispose or to direct the
disposition of:		0
(iv) Shared power to dispose or to direct
the disposition of:	      N/A

ITEM 5.		OWNERSHIP OF FIVE PERCENT OR LESS
OF A CLASS.

	If this statement is being filed to report the fact that as the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

		/   X   /

ITEM 6.	OWNERSHIP OF MORE THAN FIVE
PERCENT ON BEHALF OF ANOTHER
PERSON

			Not Applicable


ITEM 7.	IDENTIFICATION AND CLASSIFICATION
OF THE SUBSIDIARY WHICH ACQUIRED
THE SECURITIES BEING REPORTED BY
THE PARENT HOLDING COMPANY.

			Not Applicable

ITEM 8.		IDENTIFICATION AND CLASSIFICATION
OF MEMBER OF A GROUP

			Not Applicable

ITEM 9.		NOTICE OF DISSOLUTION OF GROUP

			Not Applicable



ITEM 10.	CERTIFICATION

	By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1998

Signatures:

	Thompson, Siegel & Walmsley, Inc.
	      As Investment Adviser

		By:  ------------------------------------------------
A. Gordon Goodykoontz
 Senior Vice President